UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14a

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.

NATUS MEDICAL INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

www.natus.com

(650) 802-0400

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The 2012 Annual Meeting of Stockholders of Natus Medical Incorporated will be held on Friday, June 8, 2012, at 9:00 a.m., Pacific Time, at our headquarters located at 1501 Industrial Road, San Carlos, California 94070 for the following purposes:

1.	To elect two directors to serve for a term of three years;

2.	To ratify the appointment of Deloitte & Touche LLP as independent accountants for the Company for the current fiscal year;

3.	To hold an advisory vote on the issue of executive compensation;

4.	To approve the amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting thresholds; and

5.	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. These proxy materials were first sent on or about April 23, 2012 to stockholders entitled to vote at the annual meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Thursday, April 12, 2012, are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters located at 1501 Industrial Road, San Carlos, California 94070. A stockholder may examine the list for any legally valid purpose related to the meeting. The list will also be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly by the Internet or by phone or by completing, dating, signing and returning the enclosed proxy card as promptly as possible in the accompanying reply envelope. If your shares are held in street name by a broker, trustee or other nominee and you do not instruct this nominee how to vote your shares; your shares will be voted on any matter other than approval of appointment of our independent accountants.

For the Board of Directors of
NATUS MEDICAL INCORPORATED

/s/ James B. Hawkins
JAMES B. HAWKINS
Chief Executive Officer
San Carlos, California
April 10, 2012

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE
INSTRUCTIONS ON THE ENCLOSED PROXY CARD

PROXY STATEMENT

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INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

ii

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Natus Medical Incorporated, (“Natus”, the “Company”, “we”, “our”), a Delaware corporation, is providing these proxy materials to you in connection with the annual meeting of stockholders of Natus that will take place on June 8, 2012. As a stockholder as of the record date, April 12, 2012, you are invited to attend the annual meeting, and are entitled, and requested, to vote on the items of business described in this proxy statement. We are distributing the proxy materials on or about April 23, 2012.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at our annual meeting, the voting process, the compensation of executive officers and directors, and certain other required information.

Q:	How may I obtain a copy of the Natus Annual Report on Form 10-K?

A:	Stockholders may request a free copy of our 2011 Form 10-K from:

Natus Medical Incorporated

Attn: Investor Relations

1501 Industrial Road

San Carlos, CA 94070

(650) 802-0400

Our 2011 Annual Report on Form 10-K is also available on our website at www.natus.com and at the website of the Securities and Exchange Commission at www.sec.gov.

We will also furnish any exhibit to our 2011 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the annual meeting?

A:	The following items will be voted on at the annual meeting:

•	The election of two directors for a term of three years;

•	The ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors for the year ending December 31, 2012;

•	An advisory vote on executive compensation; and

•	Approval of the amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting thresholds.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of Deloitte & Touche LLP as auditors for the year ending December 31, 2011, “FOR” the advisory vote on executive compensation, and “FOR” the amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting thresholds.

Q:	What shares can I vote?

A:

Each share of Natus common stock issued and outstanding as of the close of business on April 12, 2012, the Record Date, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of that date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held by you as the beneficial owner through a broker, trustee, or other nominee, such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date we had approximately 29,451,600 shares of common stock issued and outstanding, and each outstanding share is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Rather than holding shares in their own name, as a stockholder of record, most Natus stockholders hold their shares beneficially through a broker, trustee or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to Natus or to vote in person at the meeting. Voting instructions are provided online with the proxy materials and, if you are receiving a paper copy of the proxy materials Natus has enclosed a proxy card for you to use.

Beneficial Owner—If your shares are held in a brokerage account or by another nominee you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee. The Notice of Internet Availability of Proxy Materials provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, directions on how to vote are set forth below and included on your proxy card. For shares held beneficially in street name, the voting instruction card provided by your broker, trustee or other nominee will include instructions on how to vote by telephone, Internet or by mail.

By Internet—Stockholders of record of Natus common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name may direct the voting of their shares by accessing the website specified on the voting instruction cards provided by their broker, trustee or other nominee. Please check the voting instruction card for Internet voting availability.

By Telephone—Stockholders of record of Natus common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name and live in the United States or Canada may direct the voting of their shares by phone by calling the number specified on the voting instruction card provided by their broker, trustee or other nominee. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Natus common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the pre-addressed envelope provided. Natus stockholders who hold shares beneficially in street name may vote by mail by completing, dating and signing the voting instruction cards provided and mailing them in the pre-addressed envelope provided to their broker, trustee, or other nominee.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes your earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from your nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	A majority of shares of our common stock entitled to vote must be present in person or represented by proxy to meet the quorum requirement for holding the annual meeting and transacting business. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may also vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to: (i) the ratification of the appointment of Deloitte and Touche LLP as our independent auditors, (ii) the proposal to approve, on an advisory basis, the compensation of our named executive officers, and (iii) the proposal to approve the amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting thresholds. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you are a stockholder of record and sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of Deloitte and Touche LLP.

Q:	What is the voting requirement to approve each of the proposals?

A:

In an uncontested election of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares of common stock present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “For” a director nominee must exceed the number of votes “Against” that director nominee. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (see “What are broker non-votes and what effect do they have on the proposals?” below).

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve each of the following proposals: (i) the ratification of the appointment of Deloitte and Touche LLP as our independent auditors, and (ii) the approval, on an advisory basis, of the compensation of our named executive officers.

The affirmative vote of 66-2/3% of the shares of common stock outstanding is required to approve the amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting thresholds.

Q:	What happens if a nominee who is duly nominated does not receive the required majority vote?

A:	Our Board Governance Guidelines provide that if a nominee for election to the Board of Directors had a greater number of votes “Against” than the number of votes cast “For” his or her election, such director shall tender his or her resignation from the Board and the Nominating and Governance Committee will determine the action to be taken with respect to such tendered resignation.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of Deloitte and Touche LLP as our independent auditors (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), the vote, on an advisory basis, of the compensation of our named executive officers (Proposal 3), and the proposal to approve the amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting thresholds (Proposal 4). Thus, if you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1), the approval, on an advisory basis, of executive compensation (Proposal 3) and the amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting thresholds (Proposal 4).

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Q:	Is cumulative voting permitted for the election of directors?

A:

Yes. Every stockholder voting to elect a director may cumulate such stockholder’s votes and give to one of the candidates to be elected a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder is entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. In their discretion, the proxy holders may, when voting for directors, cumulate the votes represented by the proxies received. No stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the annual meeting, prior to the voting, of the intention to cumulate the stockholder’s votes. The holder may cast all of their votes “For” or “Against” a single candidate or may distribute them among any number of candidates.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy using the enclosed form, the persons named as proxy holders, James B. Hawkins and Steven J. Murphy, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason either of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates that may be nominated by the Board of Directors.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive. A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual reports and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free 800-542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report or other proxy materials who wish to receive only one copy in the future can contact their broker, trustee or other nominee to request information about householding.

Q:	How may I obtain an additional set of voting materials?

A:	If you wish to receive an additional set of proxy materials now or in the future, you may write us to request a separate copy of these materials from our principal executive offices at: Natus Medical Incorporated, Attn: Investor Relations, 1501 Industrial Road, San Carlos CA 94070, or by calling us at 650-802-0400.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Natus is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce the final voting results of all proposals at the Annual Meeting and will publish the final results in a current report on Form 8-K within four business days of the date the Annual Meeting ends, unless final results are unavailable in which case we will publish the preliminary results in such current report on Form 8-K. If final results are not filed with our current report on Form 8-K to be filed within four business days of the date the Annual Meeting ends, the final results will be published in an amendment to our current report on Form 8-K within four business days after the final voting results are known.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:	Although the deadline for submitting proposals or director nominations for consideration at the 2011 annual meeting has passed, you may submit proposals and director nominations for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Natus proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of Natus at our principal executive offices no later than December 25, 2012. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the Natus proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Natus Medical Incorporated, Attn: Corporate Secretary, 1501 Industrial Road, San Carlos CA 94070.

For a stockholder proposal that is not intended to be included in the Natus proxy statement under Rule 14a-8, the stockholder must provide the information required by, and give timely notice to the Corporate Secretary of Natus in accordance with, Section 2.3(b) of the Company’s Bylaws. For the 2013 annual meeting of stockholders, any such notice must be received by the Company not later than the close of business on April 9, 2013, provided that if the date of the 2013 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting (which is the date contemplated in setting the notice provisions for the 2013 annual meeting) then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2013 annual meeting.

Recommendation and Nomination of Director Candidates: The Nominating and Governance Committee will consider recommendations for candidates to be considered for nominations to the Board from stockholders who are entitled to vote in the election of directors at the annual meeting. A stockholder that desires to recommend a candidate for election to the Board should see the section entitled “Corporate Governance Principles and Board Matters; Policy for Director Recommendations and Nominations” below in this proxy statement.

A stockholder that instead desires to nominate a person directly for election to the Board must meet all of the deadlines and information requirements set forth in Section 2.3(c) of the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission. For next year’s annual meeting of stockholders, any such nomination must be received by the Company not later than the close of business on December 25, 2012 provided that if the date of the 2013 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting, then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2013 annual meeting.

If you would like a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, please contact the Corporate Secretary of Natus Medical Incorporated at our principal executive offices.

PROPOSALS

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail below. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions.

PROPOSAL No. 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at each meeting. There are two nominees for election to the Board this year—Doris E. Engibous and William M. Moore. Each of the nominees is presently a member of the Board whose term expires at the meeting. Information regarding the business experience and age as of the record date of each nominee and other members of the Board is provided below. Each of the directors elected will serve a three-year term until our annual meeting in 2015 and until their respective successors are elected. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Majority Vote Standard for Election of Directors

Our Bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “For” a director must exceed the number of votes “Against” that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting, in which a quorum is present, and entitled to vote on the election of directors. Under our Board Governance Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board within 90 days from the date the election results are certified whether to accept the resignation. Our Board will consider such recommendation promptly and publicly disclose its decision with respect to such resignation. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting that nominee will not become a director.

Board of Directors’ Recommendation

Our Board recommends a vote FOR the election to the Board of each of Ms. Engibous and Mr. Moore.

Nominees for Election

Doris E. Engibous Director since 2004 Age 57	Ms. Engibous currently serves as a consultant and advisor to medical technology companies and executives. From September 2004 to June 2010, Ms. Engibous served as President and Chief Executive Officer of Hemosphere, Inc., an early commercialization stage, venture capital funded, medical technology company. Prior to 2004, Ms. Engibous served as President of Nellcor, a Tyco Healthcare Group/Tyco International, Ltd. (now Covidien) business from 2000 through August 2003. Ms. Engibous also served on the board of directors of the National Kidney Foundation serving Minnesota, the Dakotas and Iowa from 2006 to 2010. She holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan. Ms. Engibous brings to the Board knowledge of organizational and operational management as well as executive leadership experience relevant to a healthcare industry public company.

William M. Moore Director since 1987 Age 63	Mr. Moore is one of our co-founders. Mr. Moore has served as the Managing Partner of Alpine Partners LLC since May 2008. From 2004 until May 2008 Mr. Moore was a special limited partner for medical technology at Blue Line Partners, a private equity firm. Mr. Moore currently serves on the board of directors of IRIDEX Corporation (Nasdaq: IRIX) and served on the boards of directors of Criticare Systems, Inc. from 2006 until it was acquired by Opto Circuits (India) Limited in April 2008 and Urologix Inc. (Nasdaq: ULGX) until June 2010. Mr. Moore holds a Bachelor of Science degree in Business from the University of Utah. Mr. Moore brings to the Board more than 25 years of executive experience in the worldwide medical technology field, particularly in the areas of sales, marketing, and product development.

Continuing Directors

Robert A. Gunst Chairman of the Board Director since 2004 Age 64	Mr. Gunst joined the Board of Directors in June 2004 and he was appointed Chairman in September 2004. Mr. Gunst is currently a private investor. From 1990 to 1999, Mr. Gunst served as the President and Chief Executive Officer of The Good Guys, Inc. During the past five years, Mr. Gunst has also served on the board of directors of PortalPlayer, Inc., which was acquired by NVIDIA Corporation in January 2007. He holds a Bachelor of Arts degree in Economics from Dartmouth College and a Masters Degree in Business Administration from the University of Chicago’s Graduate School of Business. Mr. Gunst brings to the Board knowledge and experience gained from decades of managing and directing public and private companies across several industries.

James B. Hawkins Chief Executive Officer Director since 2004 Age 56	James B. Hawkins has served as Chief Executive Officer, and as a member of the Board of Directors, since joining Natus in April 2004, and formerly as President from April 2004 through January 2011. Prior to joining Natus, Mr. Hawkins was President, Chief Executive Officer and a Director of Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, and its predecessor, from August 1985 through January 2004. Mr. Hawkins also served as Secretary of Invivo from July 1986 until January 2004. He earned his undergraduate degree in Business Commerce from Santa Clara University and holds a Masters of Business Administration degree from San Francisco State University. Mr. Hawkins’ brings to the Board highly relevant leadership experience in the medical technology industry as well as a unique perspective on our operations due to his position as our Chief Executive Officer.

Kenneth E. Ludlum Director since 2002 Age 58	Mr. Ludlum has been Vice President and Chief Financial Officer of EndoGastric Solutions, Inc., a medical device company since April 2011. Previously, Mr. Ludlum served as Senior Vice President and Chief Financial Officer of Paracor Medical Systems, Inc. from April 2008 to September 2009. From August 2007 through December 2007 he was the Chairman of the board of directors of AtheroMed, Inc. From March 2007 through August 2007 he served as Senior Vice President and Chief Financial Officer of Zonare Medical Systems. From 2005 through early 2007, Mr. Ludlum was an investor, advisor and board member for several medical technology companies. He was President, Chief Executive Officer, and Chairman of the board of directors of Revivant Corporation from June 2003 until its sale to Zoll Medical Corporation in October 2004. Prior to that, he was Chief Financial Officer of Perclose, Inc. Mr. Ludlum currently serves on the boards of directors of several private medical technology companies and was a director of Thermage, Inc. (Nasdaq: THRM) from March 2004 to July 2007. He holds a Bachelor of Science degree in Business from Lehigh University and a Masters of Business Administration degree from Columbia University. Mr. Ludlum brings to the Board many years of experience as an executive and board member of dynamic medical technology companies. His service as chief financial officer at several public companies has provided him with extensive financial and accounting experience, and knowledge of accounting principles, financial reporting rules, and regulations. With his background in investment banking he also brings a unique perspective to the Board.

Mark D. Michael Director since 2004 Age 60	Mr. Michael is currently a private investor, director, and consultant. He has served as the Senior Executive Advisor to Control Risks Group since March 2007. From October 2003 until March 2007, Mr. Michael acted as a private investor and consultant. Mr. Michael was Senior Vice President Legal, General Counsel, and Secretary of 3Com Corporation (Nasdaq: COMS) from 1997 through September 2003. Mr. Michael serves on the board of directors of Nollenberger Capital Partners, Inc. He holds a Bachelor of Arts degree in History from Stanford University and a Juris Doctorate from the University of California Los Angeles School of Law. Mr. Michael brings to the Board a strong mix of legal, global business, and financial acumen critical to a large public company. With his experience as the general counsel of 3Com he also brings a unique perspective to the Board.

PROPOSAL No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit Natus’s consolidated financial statements for the year ending December 31, 2012.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors is not required by applicable law, our certificate of incorporation, our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Natus and its stockholders.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Auditor Fees Incurred by Natus in 2011 and 2010

Fees for professional services provided by our independent registered public accounting firm in the past two years are:

	2011	2010
Audit Fees (1)	$1,494,000	$1,467,000
Audit-Related Fees (2)	27,000	36,000
Tax Fees (3)	47,000	45,000

Total	$1,568,000	$1,511,000

(1)	Audit services fees are fees for the annual audit of our consolidated financial statements. Audit services fees also include the audit of our internal control over financial reporting and the review of the financial statements included in our Quarterly Reports on Form 10-Q. This category also includes fees for services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related valuation allowances, fees for statutory audits of foreign subsidiaries, consents, and assistance with and review of documents filed with the Securities and Exchange Commission.
(2)	Audit-related fees are fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes primarily fees for assistance in financial due diligence and attestation services related to mergers and acquisitions.
(3)	Tax fees are fees associated primarily with tax advice and planning services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Board of Directors’ Recommendation

Our Board recommends a vote FOR the ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as Natus’ auditors for the year ending December 31, 2012.

If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.

PROPOSAL No. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion in the Proxy Statement. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value. The Committee also seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 24 to 35 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Board of Directors’ Recommendation

Our Board recommends a vote FOR the Advisory Vote on Executive Compensation.

PROPOSAL No. 4

AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO ELIMINATE SUPERMAJORITY VOTING THRESHOLDS

After discussion and consideration, and upon the recommendation of the Nominating and Governance Committee, the Board has determined that it is consistent with best corporate governance practices and in the best interests of the Company and our shareholders to amend the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions discussed below.

Currently, the Company’s Restated Certificate of Incorporation requires the affirmative vote of at least 66-2/3% of the voting power of the then outstanding Voting Stock of the Company, voting together as a single class, to adopt, amend, repeal or modify specified provisions of our Bylaws, to alter, amend or repeal specified provisions of our Restated Certificate of Incorporation, or to remove a director, or the entire Board of Directors, without cause. The Board has unanimously approved, and recommends that our shareholders approve, the following amendments to our Amended and Restated Certificate of Incorporation to remove the requirements for a 66-2/3% vote and replace it in each case with the vote of a majority of the voting power of the then outstanding Voting Stock of the Company:

Section 4 of Article FIFTH of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

“The affirmative vote of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation’s Bylaws by the stockholders of this corporation: 2.3 (Annual Meeting) and 2.4 (Special Meeting).”

Section 7 of Article FIFTH of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

“Any director, or the entire Board of Directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class.”

Article SIXTH of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

“Notwithstanding any other provision in this Certificate of Incorporation or in any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article FIFTH or this Article SIXTH.”

Approval of the amendments of our Restated Certificate of Incorporation proposed under this Proposal Four requires the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Common Stock of the Company as of the Record Date. This supermajority vote is required because our Restated Certificate of Incorporation currently requires such a threshold to amend Articles FIFTH and SIXTH. However, if this Proposal Four is approved by the requisite supermajority vote, only a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class will be required for future amendments to our Restated Certificate of Incorporation. If the amendments to Restated Certificate of Incorporation proposed under this Proposal Four are approved by the requisite supermajority vote, then these amendments will become effective upon the filing of a Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which filing would be made promptly after the Annual Meeting.

Board of Directors’ Recommendation

The Board of Directors recommends that you vote “For” the amendment of our Amended and Restated Certificate of Incorporation to eliminate the supermajority voting threshold.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Natus is committed to having sound corporate governance principles. Having such principles is essential to running our business effectively and to maintaining our integrity in the marketplace. Our Code of Business Conduct and Ethics which applies to all Natus employees, including our principal executive officer and principal financial officer, is available on our Internet website at http://www.natus.com. The Code of Business Conduct and Ethics can be found in the ‘Governance” section of our “Investor” webpage. Our Code of Business Conduct and Ethics complies with the rules of the SEC and the listing standards of the Nasdaq Stock Market. We have also adopted complaint procedures for accounting and auditing matters. Concerns relating to accounting, internal accounting controls or auditing matters may be brought to the attention of our Audit Committee through our anonymous reporting system described in the Code of Business Conduct and Ethics.

Board Independence

The Board has determined that, except for James B. Hawkins, our Chief Executive Officer, each of our current directors has no material relationship with Natus (either directly or as a partner, shareholder or officer of another organization that has a material relationship with Natus) and is independent within the meaning of the Nasdaq Stock Market (“Nasdaq”) director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Natus (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Natus) and is “independent” within the meaning of the Nasdaq director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules.

Board Structure and Committee Composition

As of December 31, 2011, our Board had six directors divided into three classes with each class being equal in number and with a three-year term for each class. As of December 31, 2011, the classes were comprised as follows:

Present directors whose terms expire in 2012	Present directors whose terms expire in 2013	Nominees for director whose terms will expire in 2014
Doris E. Engibous	Robert A. Gunst	Kenneth E. Ludlum
William M. Moore	James B. Hawkins	Mark D. Michael

We do not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as we believe it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having an independent director serve as Chairman is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent members of the Board in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. The roles of Chief Executive Officer and Chairman of the Board have been separated since September 2004 when Mr. Gunst was appointed Chairman of the Board.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The membership during the last year and the function of each of the committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on our Internet website at http://www.natus.com. The charters can be found in the “Governance” section of our “Investor” webpage. During 2011, each director attended at least 75% of all Board and applicable committee meetings.

Name of Director	Board	Audit	Compensation	Nominating and Governance
Non-Employee Directors
Robert A. Gunst	X	X	X
Doris E. Engibous	X		X	X
Kenneth E. Ludlum *	X	X
Mark D. Michael	X	X		X
William M. Moore	X		X	X

Employee Director
James B. Hawkins	X
Number of Meetings in 2011	10	8	12	6

X =	Committee Member
*	The Board has determined that Mr. Ludlum is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission.

We encourage our directors to attend our annual meeting of stockholders and we typically hold a regularly scheduled meeting of our Board of Directors on the same day as the annual stockholders meeting. All of our directors attended the 2011 annual meeting of stockholders.

Audit Committee

The Audit Committee oversees and monitors our accounting and financial reporting processes, our financial statement audits, audits of our internal controls over financial reporting, the qualifications, independence and performance of our independent registered public accounting firm, and our internal accounting and financial controls. The Committee also pre-approves audit and non-audit services, reviews, approves and monitors our Code of Business Conduct and Ethics with respect to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, and establishes procedures for receiving and handling complaints regarding accounting, internal accounting controls, or auditing matters. The report of the Audit Committee for 2011 is included in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for determining or recommending to the Board of Directors salaries, incentives and other forms of compensation for executive officers and other employees and administers various incentive compensation and benefit plans.

Under Delaware law the Compensation Committee has the ability to delegate powers to a subcommittee of its members. The Board of Directors may also delegate the right to grant certain equity awards to one or more officers of the Company, provided that such officer may not make awards to himself, and our Board of Directors has authorized our Chief Executive Officer to make aggregate grants not to exceed a specified threshold to employees who are not officers of Natus. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our executive officers and participates in the discussions of executive compensation other than the Compensation Committee’s decision-making processes with respect to the Chief Executive Officer’s compensation. Additional information about the Compensation Committee’s use of consultants and its processes is provided below under Compensation Discussion and Analysis.

Nominating and Governance Committee

The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board of Directors as well as evaluate the composition, organization and governance of the Board of Directors and its committees and to develop and recommend corporate governance principles and policies. The Nominating and Governance Committee also supervises the Board of Directors’ annual review of director independence and the Board’s performance self-evaluation.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, the Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. The Board performs these functions in a number of ways, including the following:

•	At its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy, and discusses risks related to the business;

•

Our Audit Committee assists the Board in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

Through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks.

Policy for Director Recommendations and Nominations

The Nominating and Governance Committee will consider Board candidates recommended by Board members, management, and security holders. Stockholders may submit their recommendations by confidential email to BoardofDirectors@natus.com; or mail to the Chairman of our Nominating and Governance Committee, or to the Chairman of the Board of Directors, care of: Corporate Secretary, Natus Medical Incorporated, 1501 Industrial Road, San Carlos, CA 94070.

A stockholder seeking to recommend a nominee to the Nominating and Governance Committee should provide the information required by our Bylaws for stockholders directly nominating a person for election as a director at a stockholders’ meeting.

Our Bylaws also contain procedures by which stockholders may submit nominations for election at the Annual Meeting of Stockholders. Stockholders may receive a copy of our Bylaws by making a written request to the Secretary of the Company. We did not receive any recommendations for nominees from stockholders for consideration in this Proxy Statement.

Listed below are the minimum qualifications that the Nominating and Governance Committee believes must be met by all Board nominees:

•

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board representing diverse experience at policy-making levels in business, health care, and technology, and in areas that are relevant to our global activities;

•

Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Natus Board; and

•

Director nominees must have demonstrated a history of good business judgment, and possess financial and governance literacy. They must have the experience and the value-adding temperament to be good outside directors of a public company.

The following are specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of the Company’s directors to possess:

•	Experience with a publicly traded company as a proactive and diligent outside director desirable;

•	Proven ability to understand the dynamic between management and Board members, and to effectively manage that dynamic for the benefit of the Company is important;

•	Experience with Wall Street, transactions, and managing operations is helpful; and

•	Some understanding of the medical device market is also helpful.

Members of the Nominating and Governance Committee will use their professional contacts to identify nominees. If necessary, outside recruiters will also be used. The Chairman of the Nominating and Governance Committee will collect and organize the data on potential nominees, and with the help of the Secretary of the Company will undertake initial due diligence evaluation into nominee qualifications and background. Members of the Nominating and Governance Committee, as well as the Chairman of the Board of Directors and all Board members, will interview those candidates that are nominated by the Committee. The full Board votes to approve nominees after considering the recommendation of the Nominating and Governance Committee.

While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business.

Certain Relationships and Policies on Related Party Transactions

The Company has adopted and maintains a Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Company’s Board of Directors, all executive officers of the Company, and to all other persons who are employees of the Company. This Code covers matters that the Company believes are supportive of high standards of legal and ethical business conduct, including those relating to fair dealing with those with whom the Company does business, the avoidance of conflicts of interest, confidentiality, the protection of corporate assets, special obligations applicable to those involved in our financial reporting, the Company’s obligation to make full, fair, accurate and timely disclosure in its filings with the Securities and Exchange Commission and in other public communications, compliance with laws, insider trading, and the reporting of violations of the Code. The Code can be found at the Company’s website, www.natus.com, under “Investors/Governance/Governance Policies.”

The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that would involve a conflict of interest, including:

•	Use of Company property

•	Dealings with customers and suppliers

•	Interests in or relationships with other companies

•	Dealings with relatives

•	Reporting obligations

•	Loans

The Code requires that covered persons report to the Company’s Chief Executive Officer any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgments. The Code does not expressly set forth the standards that would be applied in reviewing or approving transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit Committee of the Board of Directors, which is authorized by the Charter of the Audit Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, that the Audit Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mr. Moore, Ms. Engibous and Mr. Gunst. Mr. Moore was our Chief Executive Officer from April 1989 to May 1992. During 2011, Mr. Hawkins, our Chief Executive Officer, participated in discussions and decisions of the Compensation Committee regarding salaries and incentive compensation for our executive officers, but he was excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Communicating with our Board

Any stockholder of Natus or any other party interested in communicating with the Board may contact any of our directors by writing to them c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Stockholders may also communicate with the Board on a confidential basis by sending an email to BoardofDirectors@natus.com. The Nominating and Governance Committee has approved a process for handling stockholder communications received by the Company. Under that process, the corporate Secretary may review all stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to Natus and its operations, or to take other appropriate actions with respect to such communications.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2011, concerning:

•	Beneficial owners of more than 5% of Natus common stock;

•	Beneficial ownership by current Natus directors and nominees, and the named executive officers set forth in the “Summary Compensation Table”; and

•	Beneficial ownership by all current Natus directors and executive officers as a group.

The information provided in the table is based on Natus’ records, information filed with the Securities and Exchange Commission and information provided to Natus, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the record date through the exercise of any stock option or other right. The address for those individuals for which an address is not otherwise provided is c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 29,002,050 shares of common stock outstanding on April 12, 2012, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after April 8, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name and Address of Beneficial Owner	Shares Beneficially Owned	Right to acquire beneficial ownership under options exercisable within 60 days	Total Beneficially Owned	Percent of Class
Principal Stockholders
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (1)	3,430,633	—	3,430,633	11.7%

Deerfield Capital, L.P. 780 Third Avenue, 37th Floor New York, NY, 10017 (2)	2,730,000	—	2,730,000	9.29%

Camber Capital Management, LLC 101 Huntington Ave. 25th Floor Boston, MA, 02199 (3)	2,062,788	—	2,062,788	7.02%

Broadfin Capital, LLC 237 Park Avenue, Suite 900 New York, New York, 10017 (4)	1,710,227	—	1,710,227	5.8%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA, 19355 (5)	1,627,621	—	1,627,621	5.5%

Directors, Nominees and Named Executive Officers
Mr. Buhler (6)	61,433	37,500	98,933	*
Ms. Engibous (7)	10,000	72,500	82,500	*
Mr. Gunst (7)	12,000	67,500	79,500	*
Mr. Hawkins (9)	267,993	839,209	1,107,202	3.7%
Mr. Ludlum (7)	64,950	25,000	89,950	*
Mr. Michael (7)	30,250	72,500	102,750	*
Mr. Mince (8)	87,598	193,667	281,265	*
Mr. Moore (7), (10)	117,952	62,500	180,452	*
Mr. Murphy (8)	61,391	268,667	330,058	1.1%
Mr. Traverso (8), (11)	121,042	308,667	429,709	1.4%

Officers and Directors as a group (12)	898,206	2,241,377	3,139,583	9.9%

*	Represents holdings of less than one percent.
(1)	Based on information reported on Schedule 13-G/A filed with the Securities and Exchange Commission on January 10, 2012 by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. BlackRock has sole voting and investment power with respect to all of these shares.
(2)

Based on information reported on Schedule 13G/A filed by Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, Deerfield Special Situations Fund International Limited and James E. Flynn with the SEC on February 14, 2012. According to such filing, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., beneficially shared voting and dispositive power over 1,167,372 shares of the Company’s common stock. In addition, Deerfield Management Company, L.P., Deerfield International

Limited and Deerfield Special Situations Fund International Limited shared voting and dispositive power over 1,562,628 shares of the Company’s common stock. All 2,730,000 shares are deemed beneficially owned by James E. Flynn, the managing member and a control person of the foregoing entities, which together constitute a Section 13(d) “group.”

(3)	Based on information reported on Schedule 13-G filed with the Securities and Exchange Commission on December 9, 2011, by Camber Capital Management, LLC (“Camber”). All 2,062,788 shares are deemed beneficially owned by Stephen DuBois, the managing member and a control person of Camber, which together constitute a Section 13(d) “group.”
(4)	Based on information reported on Schedule 13-G/A filed with the Securities and Exchange Commission on February 13, 2012 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund Ltd. and Kevin Kotler and Form 13F filed with the Securities and Exchange Commission on February 13, 2012 by Broadfin Capital, LLC. As of December 31, 2011, Broadfin Healthcare Master Fund Ltd. and Kevin Kotler shared voting and dispositive power over 1,710,227 shares of the Company’s common stock.
(5)	Based on information reported on Schedule 13-G/A filed with the Securities and Exchange Commission on February 8, 2012 by The Vanguard Group. Inc. (“Vanguard”). Vanguard is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934. Of Vanguard’s total shares, the voting power of 45,895 shares is shared with Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard. Vanguard has sole voting and investment power over remaining shares owned by Vanguard.
(6)	Includes 60,000 subject to a right of repurchase by the Company that expires as to 30,000 shares in February 2013, 15,000 shares in February 2014, and 15,000 shares in February 2015.
(7)	Includes 5,000 shares with a right of repurchase by the Company that expires in June, 2012.
(8)	Includes 25,500 shares subject to a right of repurchase by the Company that expires as to 14,000 shares in August 2012, 8,250 shares in August 2013, and 3,250 shares in August 2014
(9)	Includes 96,875 shares subject to a right of repurchase by the Company that expires with respect to 53,125 shares in August 2012, 31,250 shares in August 2013, and 12,500 shares in August 2014.
(10)	Includes 54,892 shares held by The Moore Family Trust and 4,150 shares held by Mr. Moore’s spouse.
(11)	Includes 8,572 shares held by the Traverso Family Trust, 10,500 shares held in an IRA for the benefit of Mr. Traverso, and 4,100 shares held in an IRA for the benefit of Mr. Traverso’s spouse.
(12)	Includes all shares referenced in notes 4 through 11 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2011, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us, and the written representations of our directors, executive officers and 10% stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

General

Our executive compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our Company on both a short-term and long-term basis.

Executive Summary

In 2011, Natus was confronted with a number of economic challenges that impacted our operating results for the period. In particular, the U.S. began a sluggish economic recovery from recessionary conditions that we believe still impact hospital spending today. The European Union continued to struggle with an unprecedented sovereign debt crisis that has impacted healthcare spending decisions by ministries of health within the union. In addition to these factors, birth rates remained at reduced levels, which negatively affect our hearing diagnostic and screening business division.

As we proceeded through 2011, we initiated a plan to better align our cost structure with the current conditions in the marketplace, so as to deliver improved value to shareholders. While we achieved revenue growth and improved operating efficiencies, we did not achieve our operating targets and, consequently, executive officers did not earn or receive any cash incentive awards under the 2011 Cash Incentive Plan. In addition, the Compensation Committee determined that there would be no salary increases for executive officers in 2012.

At our annual meeting in 2011, our stockholders were presented with the first opportunity to vote on the say-on-pay. Approximately 76% of the stockholders who voted on our 2011 Say on Pay proposal voted in favor of the proposal. We noted that approximately 24% of the shares cast were voted against. The Compensation committee was cognizant of the level of shareholder disapproval of our executive compensation in making the decisions outlined in the preceding paragraph that occurred subsequent to the 2011 annual meeting.

Our Business and Our Compensation Philosophy

We believe that opportunities exist for us to increase stockholder value by increasing the revenue base, and by doing so the income earning capacity, of our Company. We seek growth in two ways, through organic growth involving, primarily, the introduction of existing products into new markets and the internal development of new products, and through acquisitions of complementary products and businesses. Our business plans challenge our executives to seek growth through both of these means, and we expect over time to achieve a higher level of growth than could be achieved through either of them alone. Further, we expect our business, including the businesses that we acquire, to be operated efficiently so that earnings can grow as we increase revenue.

Pursuit of this business model is demanding on our executives. They must implement efforts to enhance sales opportunities of existing products, oversee effective and efficient new product development and enhancements, successfully identify and complete the acquisition of complementary products and businesses and integrate these operations with our existing businesses, as well as conduct our business in an efficient manner.

In consideration of these factors, the primary objectives of our executive compensation are:

Retain Qualified Executive Talent.    During the period from 2003 to 2011 we have substantially increased the size of our company. In this time period we have completed twelve acquisitions of companies with principal offices in six different countries. We believe that maintaining continuity within our executive team has contributed significantly to our ability to achieve this growth. Our business is competitive and our headquarters is in an area where there is significant competition for executive talent. In light of these factors, a key objective of our compensation is to allow us to retain qualified executives. We believe that our ability to keep our senior executive team intact since 2003 reflects some measure of success of our compensation programs.

Attract Qualified Executives.    We understand that we may find it in our interests to, or may be required to, add new individuals to our executive team from to time, as was the case with our creating and filling the new President and Chief Operating Officer position in early 2011. For us to be appropriately positioned to attract new talent as needed, we must be prepared to, and perceived as an employer that is willing to, offer competitive compensation.

Link Compensation to Achievement of Our Business Objectives.    We believe that a significant portion of the current period cash compensation that our executives are eligible to receive should be tied to attainment of goals that our Compensation Committee has determined are most capable of increasing stockholder value for the Company. For years prior to 2012 we elected to use a single metric, pre-tax corporate earnings, for our cash incentive awards, as it was determined that the use of the single metric would be most effective. The pre-tax earnings targets that we used for 2011 and prior years were the earnings targets incorporated into our annual business plans. For 2012 we implemented a cash incentive program tied not only to earnings growth but to revenue goals and key business objectives.

Provide Direct Incentives for the Enhancement of Stockholder Value Over the Long Term.    The effectiveness of our management in operating our business has a strong influence on the value of our common stock over time. We believe that our executives should be positioned to share, with our stockholders, in the gains and losses from changes in the value of our common stock over time and that this form of compensation will further motivate our executives to seek to increase long-term stockholder value.

Elements of Compensation

Our executive officers’ compensation currently has two primary elements of compensation: (i) cash compensation in the form of salary and annual incentive awards, and (ii) equity awards in the form of stock option grants and restricted stock awards. In addition, we provide our executive officers with benefits that are available generally to all salaried employees.

We believe that we would impair our ability to retain our executives or, as required, attract new executives if we did not offer a competitive salary. As such, our goal is to provide salaries that are sufficient to make us reasonably confident of our ability to retain our executive team without overpaying. We further believe that a substantial portion of the cash compensation that our executives are eligible to receive should be directly tied to corporate performance. We believe that our annual business plans represent reasonably challenging targets. Our long-term equity-based incentive awards are designed to provide a competitive compensation package and to motivate our executives to increase stockholder value. We explain below with greater specificity how the Compensation Committee determines the amount paid or granted under such element.

In establishing compensation, we take into account the compensation that is payable by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives. To this end, our Compensation Committee works with management and an outside compensation consultant to define the criteria used to identify appropriate market comparisons for establishing compensation levels and the mix of salary, incentive compensation, and equity compensation. When determining our peer companies, we focus on identifying companies with whom we compete directly for customers and employees, as well as other medical device companies, and in particular focus on companies headquartered in the San Francisco Bay Area. In addition, we select companies that are similar to our size, limiting the peer group to companies whose trailing twelve month revenue is within a range of approximately 0.5x to 2.0x of our projected annual revenue.

Each year the Compensation Committee considers whether it is necessary to have a formal report produced by a compensation consultant for all of the peer group companies. In the years a formal report is not produced, the Compensation Committee directs the consultant to review the prior report and compensation changes reported by the peer companies in the following year or years in helping the Committee arrive at compensation levels relative to the peer group that are consistent with our goals as described below. We received a formal report from our consultant, Towers Watson, in December 2009 to assist the Committee in its deliberations for 2010 compensation. The peer companies that we reviewed at that time were: Abaxis; Accuray; Analogic; AngioDynamics; Aspect Medical; Cardiac Science; Cyberonics; I-Flow; Omnicell; Sonosite; Thoratec; Volcano; and Zoll Medical. The peer group was revised from the group last developed for our compensation decisions because three members of the prior peer group were acquired and one company was regarded as no longer comparable to the Company. For the purpose of establishing competitive compensation ranges for elements of compensation, Towers Watson, our compensation advisor, considered the most recently reported compensation information for the peer group companies as well as the applicable compensation survey information based on our size and industry.

Towers Watson has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of our Compensation Committee chair and in the capacity of our Compensation Committee’s agent. To date, Towers Watson has not undertaken any projects for management.

In determining the compensation of each of our executive officers, other than the Chief Executive Officer, our Compensation Committee considers the recommendations of the Chief Executive Officer.

We view the cash and equity elements of compensation as distinct. We think that each of these main components must be perceived by our executives as largely competitive with the corresponding compensation element paid by our peer companies. While we view cash and equity elements of compensation as distinct, we do link these two components of compensation insofar as it is our goal to establish aggregate cash and equity compensation that is near the median of our peer group, assuming achievement of target level of performance.

Because we seek to provide cash compensation that our executives regard as competitive with relevant market conditions, when setting salaries and aggregate cash compensation we are mindful of the corresponding amounts of cash consideration of our peer group. However, we may set an individual officer’s salary and target bonus above or below median levels of our peer group, as determined to be appropriate by the Compensation Committee. We believe that this approach is sufficient to achieve our retention goals. For the achievement of performance goals above plan, our executives can earn aggregate cash consideration that is substantially above the median level of the peer group. We believe that this is appropriate because we adopt business plans that are a challenge for us to achieve, and we believe that if our executives exceed the demanding targets in these plans they should be eligible to receive higher levels of compensation. This being the case, we have not undertaken to determine the extent to which our performance targets are more or less difficult to achieve than those of our peer group because we did not think that it would be feasible to do so.

We view our compensation decisions as an exercise in paying competitive compensation, with desired performance goals, on an annual basis. Our cash compensation is not tied to performance beyond one year. Our equity awards vest over a period of time, and as such are impacted by the value of our common stock over the life of the option or the vesting period of the restricted stock, as the case may be. We do not take account of prior wealth accumulation by our executives from the receipt of cash on exercise or vesting of equity awards as we do not believe these prior period returns provide a significant motivation or retention benefit in the current period. Further, we do not set the compensation of our executives at any multiple or ratio to the compensation of other executives or employees. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and immediate compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, other than as described below for the manner in which we make stock option and restricted stock awards to executives.

Our Compensation Committee’s current intent is to perform on a regular basis a strategic review of our executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to comparable officers in our peer group companies.

Cash Compensation Element

Our Compensation Committee reviews the base salaries of our executives annually and may adjust an officer’s salary if it determines that such a change is merited on the basis of the officer’s personal performance and market conditions. In light of challenging world-wide economic conditions and the impact of these conditions on our operating results, our executive officers did not receive salary increases in 2010, as was the case with 2009. In December 2010, the Compensation Committee approved 2011 salary increases of approximately 7% for the executive officers. We increased salaries after determining that our executives’ salaries had fallen further below the median of our peer group than we had deemed desirable after leaving salaries unchanged the prior two years, and after considering where the executives stood relative to the peer group median for aggregate compensation. Upon the hiring of Mr. Buhler in February 2011, we agreed to his 2011 base salary.

Our 2011 incentive plan, similar to the 2010 plan, was based on the attainment of the pre-tax earnings measure that is contained in the business plan approved by our Board of Directors for the operation of our business for the full year. We choose this single metric because we believed that over time our earnings are the key driver of stockholder returns. We chose pre-tax earnings in particular as various factors, some of which we have limited ability to control, impact our effective tax rate. For purposes of our annual incentive plan, pre-tax earnings are adjusted if our actual results are affected by discrete events that we did not anticipate, and if we believe these are events for which our management should not bear the benefit or detriment in the current period, by adjusting the pre-tax earnings up or down based on the estimated impact of those events. We also may adjust individual compensation based on our assessment of individual performance. We believe that the use of a single metric for all executives motivated our executives to work cohesively. Further, we think the benefits of this type of incentive plan that encourages a concerted effort among our executive team outweigh the potential benefits that we could achieve by seeking to motivate executives on an individual basis with personal performance targets.

In December 2010, our Compensation Committee approved the 2011 Cash Incentive Plan for our executive officers for 2011. The target performance factor under our 2011 Cash Incentive Plan was set based on our achieving the GAAP income before provision for income tax target contained in the 2011 business plan adopted by our Board of Directors in December 2011, which was $11.5 million. The target bonus for each of our executive officers for 2011 was unchanged from 2010. For our Chief Executive Officer the target was 80% of base salary, and the target bonus for Messrs. Mince and Murphy was set at 45% of their respective base salaries. The target bonus for Mr. Traverso was set at 32% of base salary. We agreed upon the hiring of Mr. Buhler that his target bonus would be 50% of base salary.

Under the 2011 Cash Incentive Plan, if the income before provision for income tax presented in our GAAP based financial statements, as adjusted (“adjusted GAAP results”), was 100% of the pre-tax profit contained in the business plan (the “business plan profit”), then the bonus amount was the target amount. If the adjusted GAAP results were less than 80% of the business plan profit then no bonus was payable under the plan. If the adjusted GAAP results were between 80% and 120% of the business plan profit, then the bonus payable under the plan was adjusted linearly from 50% of the target amount to 150% of the target amount. The Chief Executive Officer’s cash bonus could have ranged from 40% to a maximum of 120% of 2010 base salary, and the cash bonuses for Messrs. Mince and Murphy could have ranged from 22.5% to a maximum of 67.5% of their respective 2010 base salaries. Mr. Traverso’s cash bonus could have ranged from 16% to 48% of his 2010 base salary. Our pre-tax profit did not reach the 80% threshold for the 2011 Cash Incentive Plan, and the Compensation Committee awarded no bonuses to executive officers.

In December 2011, our Compensation Committee accepted management’s proposal that there be no salary increases for executives in 2012. In January 2012, the Committee approved the 2012 Cash Incentive Plan. The 2012 incentive plan tied the payment of cash bonuses to the attainment of three classes of objectives, pre-tax income, weighted at 60%, revenue, weighted at 20%, and up to five key management objectives weighted at 20%. For 2012, our Compensation Committee determined that an incentive program with multiple measurable components could be more effective in motivating executives to increase stockholder value than a plan with a single metric. The committee continued to emphasize earnings growth as the most important factor. No bonus will be earned under the plan if pre-tax income does not equal at least 80% of the amount contained in the annual business plan approved by the Board of Directors. Each officer’s target bonus percentage relative to their respective salaries was left unchanged. As in 2011, in addition to his 2012 base salary and any incentive plan payments, Mr. Traverso will receive payments made pursuant to a sales commission plan that is paid on a regular basis.

We believe that the 2012 business plan was developed using the same philosophy as was employed in setting the plans for recent prior years.

Equity-Based Compensation Element

Equity-based compensation provides employees with a common interest with our stockholders to increase the value of our common stock. Equity awards are granted to employees, including our executive officers, in the form of stock options, restricted stock and restricted stock units, which in the case of options are granted with an exercise price equal to the fair market value on the date of grant. Stock options have value only if the stock price increases over time and the value of restricted stock awards increases over time as the stock price increases. In addition, equity grants help retain key employees because they typically cannot be fully exercised or are subject to a right of repurchase for four years and, in the case of options, if not exercised, are forfeited if the employee leaves the employ of the Company. The four-year vesting schedule also helps focus our employees on long-term performance. In 2006, our Board of Directors reduced the term of options that we grant from ten years to six years in order to reduce the expense of such options under Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”).

We intend to grant equity awards to our executives having a fair market value such that the level of each of our executive’s aggregate compensation is generally consistent with the median level of our peer group assuming the achievement of target levels of performance. Since 2006, we have sought to achieve the equity portion of aggregate compensation through stock option grants and restricted stock awards, with each comprising approximately half of the value of the annual equity award.

Equity-based compensation is granted to executive officers when the executive first joins us. Additional equity-based compensation may be granted in connection with a significant change in responsibilities. Further, we typically make annual equity awards to our executive officers, as was the case in 2011 based on the factors noted above. The Compensation Committee’s procedure for timing of equity awards (restricted stock and stock options) provides assurances that grant timing is not being manipulated to result in a price that is favorable to employees. We generally expect to make annual equity awards at the Compensation Committee meeting held in connection with the Company’s annual meeting of stockholders. The exercise price for all option grants is the closing price on the last completed day of trading prior to the meeting of the Compensation Committee at which the options are granted.

Employment Agreements and Change in Control Arrangements

We entered into employment agreements with William M. Mince and Kenneth M. Traverso in November 2002, with Steven J. Murphy in May 2003, all of which agreements were amended in December 2008, and with James B. Hawkins in April 2004, which agreement was amended in April 2008 and again in December 2008. We entered into an employment agreement with John T. Buhler on February 14, 2011. Other than Mr. Hawkins, the terms of these agreements are substantially the same. Upon termination of employment for cause, death, or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect, which consist primarily of short-term disability and group life insurance benefits.

Should an officer’s, other than Mr. Hawkins’, employment with us terminate for other than cause, death or disability, the officer shall be entitled to:

•

Receive continuing payments of severance pay, less applicable withholding taxes, at a rate equal to the officer’s then current base salary rate for a period of twelve months commencing with the latest payroll date that is also within 70 days from the date of “separation from service” (with earlier commencement possible only if in compliance with Section 409A of the Internal Revenue Code and with payments that would have been made on earlier payroll dates, but for this provision, cumulated and paid on such payroll date);

•

The immediate vesting and exercisability of any unvested stock options, restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) eighteen months from the effective date of such termination, (ii) the date upon which the officer and the officer’s eligible dependents become covered under similar plans, or (iii) the date the officer no longer constitutes a “Qualified Beneficiary”, as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended.

These agreements also provide for the same severance benefits as above if the officer terminates his employment for “good reason” within 12 months following a change-in-control transaction. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for such employment agreements is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a change in the Board of Directors within a two year period such that fewer than a majority are incumbent directors, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, or the sale of all or substantially all of the assets of the Company.

Should Mr. Hawkins’ employment with us terminate for other than cause, death or disability, Mr. Hawkins shall be entitled to:

•	Receive a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes equal to his then current base salary;

•

The immediate vesting of any unvested stock options, restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) twelve months from the effective date of such termination, or (ii) the date upon which he or his eligible dependents become covered under similar plans

Pursuant to the amendment to Mr. Hawkins employment agreement in April 2008, the agreement provides that if within twelve months of a change in control transaction Mr. Hawkins terminates his employment for “good reason” or is terminated without cause, then Mr. Hawkins will receive a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times the sum of (i) the greater of his then current base salary rate and his base salary rate in effect immediately prior to the change in control transaction and (ii) the greater of 100% of his target bonus then in effect and 100% of his target bonus as in effect immediately prior to the change in control transaction; (iii) continued provision of

COBRA or similar benefits through the lesser of twenty-four months or the date upon which Mr. Hawkins becomes covered under similar plans; and (iv) the immediate vesting of unvested stock options, restricted stock and other equity awards. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a material reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for purposes of this employment agreement is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, stockholder approval of a plan to liquidate the Company, or the sale of all or substantially all of the assets of the Company.

To be eligible for termination benefits, the executive must comply with certain non-compete and non-solicitation provisions and retention is conditioned on execution of a release of claims.

The base salaries for our executive officers for 2011 were as follows: James B. Hawkins, $455,000; John T. Buhler, $325,000; Steven J. Murphy, $268,000; William M. Mince, $278,000; and Kenneth M. Traverso, $257,000. Mr. Traverso also received payments made pursuant to a sales commission plan totaling $63,752 that were paid on a regular basis throughout the year.

We believe that these agreements appropriately balance our needs to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. We note that our change in control terms include so-called “double trigger” provisions, so that the executive is not entitled to the severance payment by the mere occurrence of the change in control. This feature, we believe, will be an incentive to the executive to remain in the employ of the Company if such continuation is required by our partner in a change in control transaction.

Our 2011 Stock Awards Plan provides for the grant of options to purchase our common stock to employees, directors and consultants. Under the predecessor plan, prior to June 14, 2006, options granted to employees had a contractual term of ten years; options granted since June 14, 2006 have a contractual term of six years. The 2011 plan and the predecessor plan provide that after certain “change in control” events, including, for example, our merger with or into another corporation or the sale of all or substantially all of our assets, outstanding options may be assumed or equivalent options may be substituted, by the successor corporation. The plans provide that the plan administrator may provide that if an optionee’s options are assumed or substituted and the optionee’s status as our employee or employee of the successor corporation is terminated within 12 months other than by a voluntary resignation or termination for cause, the option may become fully exercisable. Further, if the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the option becomes fully vested and exercisable.

For further detailed financial information concerning the severance and change in control arrangements with our executive officers, please see the tabular information contained in the section entitled “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which we intend to be comparable to those provided at peer companies.

Accounting Treatment

We account for equity compensation paid to our employees under ASC Topic 718 which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure the cash compensation element of our incentive compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated executive officers of a company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). Our primary objective in designing and administering compensation policies is to support and encourage the achievement of our long-term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, we also intend to attempt to structure compensation programs such that compensation paid thereunder will be tax deductible by us. In general, stock options granted under our stock option plans are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. The Compensation Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering our compensation programs.

Compensation Risk

The Compensation Committee regularly reviews the Company’s compensation policies and practices, including the risks created by the Company’s compensation plans. The Compensation Committee concluded that the compensation plans reflected the appropriate compensation goals and philosophy and that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation of our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers (the “named executive officers”), all of whom were serving as executive officers of the Company as of December 31, 20111.

Name and Principal Position	Year	Salary	Bonus [3]	Stock Awards [4]	Option Awards [4]	Non-Equity Incentive Plan Compen- sation [5]	All Other Compen- sation [6]	Total
James B. Hawkins	2011	$455,000	$—	$819,000	$579,220	$—	$4,306	$1,857,526
Chief Executive Officer	2010	425,000	—	839,000	559,350	270,000	4,306	2,097,656
	2009	425,000	216,900	804,750	550,860	—	3,466	2,000,976

Steven J. Murphy	2011	268,000	—	212,940	150,597	—	5,272	636,809
Vice President Finance and Chief Financial Officer	2010	250,000	—	218,140	145,431	88,000	4,306	705,877
	2009	250,000	68,000	139,490	146,896	—	4,306	608,692

John T. Buhler	2011	286,875	—	904,800	712,620	—	53,345	1,907,640
President and Chief Operating Officer

William M. Mince	2011	278,000	—	212,940	150,597	—	5,272	646,809
Vice President North American Operations	2010	260,000	—	218,140	145,431	92,000	4,306	719,877
	2009	260,000	70,700	139,490	146,896	—	4,306	621,392

Kenneth M. Traverso [2]	2011	320,752	—	212,940	150,597	—	3,466	687,755
Vice President, Marketing and Sales	2010	322,874	—	218,140	145,431	60,000	3,466	749,911
	2009	288,910	44,200	139,490	146,896	—	3,183	622,679

(1)	Each of the named executive officers has an Employment Agreement with us that provided for an initial base salary that is subject to subsequent review and to adjustments. These agreements provide that the executive’s employment with us is on an “at will” basis. These agreements also provide for certain payments and other benefits upon termination of employment in certain circumstances, as further described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above, and in the “Potential Payments Upon Termination or Change in Control” section below.
(2)	For Mr. Traverso, the amount included in the “Salary” column consists of a base salary plus a commission that is based on sales of the Company that is paid on a regular basis throughout the year.
(3)	The amounts in this column represent discretionary cash bonuses approved by our compensation committee for 2009 performance that were paid in March 2010.
(4)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant-date fair value of the awards on the date of grant, computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. See the “Grants of Plan Based Awards Table” for more information regarding the equity awards granted by the Company in 2011. Refer to the “Compensation Discussion and Analysis” above for a discussion of these awards.
(5)	The amounts in this column reflect bonuses under our cash incentive plan for 2010 performance that were paid in March 2011. See the “Grants of Plan Based Awards Table” for more information regarding non-equity incentive plan compensation. Refer to the “Compensation Discussion and Analysis” above for a discussion of non-equity incentive plan compensation.
(6)	The amounts included in the “All Other Compensation” column consist of matching contributions paid by the Company into our 401(k) plan on behalf of the named executive officers, the value of group life insurance benefits, and for Mr. Buhler only, the reimbursement of $50,000 in documented moving expenses incurred by Mr. Buhler in 2011 that was paid by the Company in January, 2012.

GRANTS OF PLAN BASED AWARDS—FISCAL 2011

This table discloses the actual numbers of stock options and restricted stock awards granted to our Named Executive Officers in 2011 and the grant date fair value of these awards. It also captures estimated possible payouts under the Company’s 2011 Management Incentive Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards [1]			All Other Stock Awards: Number of Shares of Stock or Units [2]	All Other Option Awards: Number of Securities Underlying Options [3]	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) [4]
		Threshold ($)	Target ($)	Maximum ($)
Mr. Hawkins	—	$182,000	$364,000	$546,000
	06/01/2011				50,000			$819,000
	06/01/2011					100,000	$16.38	579,350

Mr. Murphy	—	$60,300	$120,600	$180,900
	06/01/2011				13,000			212,940
	06/01/2011					26,000	16.38	150,597

Mr. Buhler	—	$67,708	$135,417	$203,125
	02/14/11				60,000			$904,800
	02/14/11					120,000	$15.08	712,620

Mr. Mince	—	$62,550	$125,100	$187,650
	06/01/2011				13,000			212,940
	06/01/2011					26,000	16.38	150,597

Mr. Traverso	—	$34,695	$69,390	$104,085
	06/01/2011				13,000			212,940
	06/01/2011					26,000	16.38	150,597

(1)	Each of the named executive officers had a range of payouts targeted for 2011 non-equity incentive compensation under our 2011 Cash Incentive Plan based on the Company’s performance as described in “Compensation Discussion and Analysis” above. For Mr. Buhler, who started his employment with the Company in February, the possible payout under the plan was based on 10/12ths of an annual award.
(2)	Other than Mr. Buhler, each of the named executive officers received a grant of restricted shares in 2011 that vest as follows: 50% in August 2013, 25% in August 2014, and 25% in August 2015. Mr. Buhler received an initial employment grant of restricted shares in 2011 that vest as follows: 50% in February 2013, 25% in February 2014, and 25% in February 2015.
(3)	Each of the named executive officers received a grant of stock options in 2011. Options were granted with an exercise price equal to the fair market value on the date of grant, which was based on the closing price of the Company’s common stock immediately prior to the award. Other than for Mr. Buhler, the shares vest ratably over a 48 month period. Mr. Buhler’s shares vest 50% on his second anniversary of employment with the company with the balance vesting ratably over the following 24 months. All of the stock options may be exercised for six years from the date of grant. Refer to the “Compensation Discussion and Analysis” above for a description of our equity based compensation practices.
(4)	Represents the grant-date fair market value of restricted stock awards and stock options granted to the named executive officers in 2011 computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards [1]					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) [5]
Mr. Hawkins						146,875	$1,385,031
	12,500	87,500	$16.38	06/01/2017	[4]
	37,500	62,500	16.78	06/03/2016	[4]
	93,750	56,250	10.73	06/15/2015	[4]
	65,625	9,375	20.09	06/09/2014	[4]
	60,000	—	15.92	06/13/2013	[4]
	80,000	—	11.32	06/14/2012	[4]
	120,000	—	10.03	06/09/2015	[3]
	319,834	—	4.07	04/08/2014	[2]

Mr. Murphy						38,500	$363,055
	3,250	22,750	$16.38	06/01/2017	[4]
	9,750	16,250	16.78	06/03/2016	[4]
	25,000	15,000	10.73	06/15/2015	[4]
	17,500	2,500	20.09	06/09/2014	[4]
	20,000	—	15.92	06/13/2013	[4]
	30,000	—	11.32	06/15/2012	[4]
	50,000	—	10.03	06/09/2015	[3]
	40,000	—	4.51	02/25/2014	[3]
	35,000	—	4.11	05/30/2013	[3]
	25,000	—	3.45	11/12/2012	[2]

Mr. Buhler						60,000	$565,800
	25,000	95,000	15.08	2/14/2017	[4]

Mr. Mince						38,500	$363,055
	3,250	22,750	$16.38	06/01/2017	[4]
	9,750	16,250	16.78	06/03/2016	[4]
	25,000	15,000	10.73	06/15/2015	[4]
	17,500	2,500	20.09	06/09/2014	[4]
	20,000	—	15.92	06/13/2013	[4]
	30,000	—	11.32	06/15/2012	[4]
	50,000	—	10.03	06/09/2015	[3]
	25,000	—	4.51	02/25/2014	[3]

Mr. Traverso						38,500	$363,055
	3,250	22,750	$16.38	06/01/2017	[4]
	9,750	16,250	16.78	06/03/2016	[4]
	25,000	15,000	10.73	06/15/2015	[4]
	17,500	2,500	20.09	06/09/2014	[4]
	20,000	—	15.92	06/13/2013	[4]
	30,000	—	11.32	06/15/2012	[4]
	50,000	—	10.03	06/09/2015	[3]
	50,000	—	4.51	02/25/2014	[3]
	50,000	—	3.50	05/30/2013	[3]
	30,256	—	3.45	11/12/2012	[3]
	9,744	—	4.15	06/14/2012	[3]
	—	—	5.69	10/23/2011	[3]

(1)	Initial grants of options to the named executive officers upon employment vest 6/48ths after the completion of six months of service with the remainder vesting ratably over the next 42 months. Subsequent grants of options vest ratably over a 48-month period.
(2)	Represents an initial grant of options upon employment that expire 10 years from the date of grant.
(3)	Represents subsequent grant of options granted prior to June 14, 2006 that expire 10 years from the date of grant.
(4)	Represents subsequent grant of options granted on or after June 14, 2006 that expire 6 years from the date of grant.
(5)	Represents the value of these awards based on the closing price of our stock on December 31, 2011 of $9.43.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2011

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2011 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) [1]	Value Realized on Vesting ($) [1]
Mr. Hawkins		—	54,375	556,163
Mr. Murphy		—	15,000	154,075
Mr. Mince	—	—	15,000	154,075
Mr. Traverso	45,000	562,783	15,000	154,075

(1)	Represents the value of restricted stock awards that were granted on June 13, 2007, June 9, 2008 and June 15, 2009 that vested in 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the employment agreements between the Company and the named executive officers, upon termination of employment for cause, death or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect. The table that follows reflects the amount of compensation due to our named executive officers if their employment is terminated for other than cause, death or disability, or their employment is terminated or the executive terminates his employment for good cause, following a change in control, as more fully described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above. The amounts shown below assume that such termination or change in control event was effective as of December 31, 2011.

Name	Cash Severance Payment	Continuation of Medical and Welfare Benefits	Acceleration of Equity Awards [1]	Total Termination Benefits
Mr. Hawkins	$1,274,000	$24,108	$1,385,031	$2,683,139
Mr. Murphy	268,000	17,785	363,055	648,840
Mr. Buhler	325,000	17,100	565,800	907,900
Mr. Mince	278,000	18,081	363,055	659,136
Mr. Traverso	257,000	30,668	363,055	650,723

(1)	Under the employment agreements between the Company and the named executive officers, upon a covered termination, any unvested stock options, restricted stock, or other equity awards would immediately vest and options would be exercisable for up to 30 days following termination. Such unvested awards would also vest if an acquiring company does not assume them following a change in control transaction. The amounts in this column represent the intrinsic value of these awards based on the closing price of our stock on December 30, 2011 of $9.43.

DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board or its committees. The table below discloses the annual compensation provided during the year ended December 31, 2011 to directors who are not employees:

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($) [2]	Option Awards ($) [2,3]	Total ($)
Mr. Gunst	$96,000	$81,900	$28,961	$206,861
Ms. Engibous	41,000	81,900	28,961	151,861
Mr. Ludlum	57,000	81,900	28,961	167,861
Mr. Michael	49,000	81,900	28,961	159,861
Mr. Moore	44,000	81,900	28,961	154,861

(1)	Fees earned and paid in cash were based on the following retainer and payment schedule:

Annual retainer	$20,000
Annual retainer for service as Chairman of the Board	40,000
Annual retainer for service as Chairman of the Audit Committee	13,000
Annual retainer for service as Chairman of the Compensation Committee	6,000
Annual retainer for service as Chairman of the Nominating & Governance Committee	4,000
Payment for each Board meeting attended	1,500
Payment for each Audit Committee meeting attended	1,500
Payment for each other Committee meeting attended (excluding the Audit Committee)	1,000

In addition, we pay the Audit Committee Chairman $500 per meeting attended for attendance at Sarbanes-Oxley Oversight meetings.

(2)	Represents the grant-date fair market value of restricted stock awards and stock options granted to the directors in 2011 computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	At December 31, 2010, Ms. Engibous had 70,000 options and 5,000 unvested restricted shares outstanding, Mr. Gunst had 65,000 options and 5,000 unvested restricted shares outstanding, Mr. Ludlum had 22,500 options and 5,000 unvested restricted shares outstanding, Mr. Michael had 70,000 options and 5,000 unvested restricted shares outstanding, and Mr. Moore had 60,000 options and 5,000 unvested restricted shares outstanding.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Committee Report

The Compensation Committee of the Board of Directors of Natus has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

WILLIAM M. MOORE, Chairman

DORIS E. ENGIBOUS

ROBERT A. GUNST

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of three directors who are independent under the applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and administration of corporate policy in matters of accounting and control.

The Board of Directors has adopted a written Audit Committee Charter. As stated in the charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and (ii) the report of the Company’s independent auditors with respect to such financial statements. The Company’s accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.

The Audit Committee appoints the independent auditors and periodically reviews their performance and independence from management, and pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee functions as the liaison with the independent auditors, who are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In the performance of its oversight function, the Audit Committee has done the following:

•	Reviewed and discussed the audited financial statements with management and the independent auditors;

•	Discussed the Company’s internal controls over financial reporting with management and the independent auditors;

•	Discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged With Governance;

•

Received and discussed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•	Discussed with the independent auditors the firm’s independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted by:

THE AUDIT COMMITTEE

KENNETH E. LUDLUM, Chairman

ROBERT A. GUNST

MARK D. MICHAEL

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. You are therefore urged to vote via the internet or by phone or, if you have received a paper proxy card, to mark, sign, date, and return the proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF

NATUS MEDICAL INCORPORATED

NATUS MEDICAL INCORPORATED 1501 INDUSTRIAL ROAD SAN CARLOS, CA 94070 ATTN: STEVEN MURPHY VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 2 1 OF 1 1 CONTROL # 000000000000 NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. 0000000000 02 The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. Doris E. Engibous 1b. William M. Moore The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2 To ratify the appointment of Deloitte & Touche LLP as independent accountants for the Company for the current fiscal year. 3 To hold an advisory vote on the issue of executive compensation. For Against Abstain For Against Abstain To approve the amendment of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting thresholds. NOTE: Transaction of such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SHARES CUSIP # SEQUENCE # Signature (Joint Owners) Date JOB # Signature [PLEASE SIGN WITHIN BOX] Date 0000139895_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . NATUS MEDICAL INCORPORATED This proxy is solicited on behalf of the Board of Directors Annual Meeting of Stockholders June 8, 2012 9:00 AM The stockholder(s) hereby appoint(s) James B. Hawkins and Steven J. Murphy, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NATUS MEDICAL INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 8, 2012, at the Company’s headquarters located at 1501 Industrial Road, San Carlos, California 94070, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000139895_2 R1.0.0.11699